EXHIBIT 10.20

Amended and RESTATED EXECUTIVE AGREEMENT

This Amended and Restated Executive Agreement (“Agreement”) is entered into as of the 5th day of March, 2018 by and between Huttig Building Products, Inc., a Delaware corporation, with its principal office located at 555 Maryville University Drive, Suite 400, St. Louis, Missouri 63141 (the “Company”),  and Robert Furio (“Executive”).

WHEREAS, the Company and Executive entered into an Executive Agreement effective as of November 14, 2016 (the “2016 Agreement”) that set for the terms of Executive’s employment as the Company’s Executive Vice President – Huttig-Grip;

WHEREAS, the Company and Executive wish to amend and restate the 2016 Agreement in accordance with the terms as set forth herein effective as of January 1, 2018 (the “Effective Date”);

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereto agree that the 2016 Agreement is amended and restated in its entirety as follows effective as of the Effective Date:

1.Employment.  Effective January 1, 2018 the Company shall employ Executive as its Executive Vice President and Chief Operating Officer (COO), and Executive agrees to be employed by the Company in such capacity, subject to the terms and conditions of this Agreement. In Executive’s capacity as COO, he shall render such services as are consistent with such position and shall report directly to the Company’s President.  It is expected that, subject to standard internal corporate oversight and reporting obligations, Executive’s duties and responsibilities will include, but not be limited to, leading and managing the financial and operating performance of the Company’s distribution centers.   In addition, Executive will participate in all senior management activities as directed by the President, which may include, but not be limited to, (i) periodically attend Board of Directors’ and senior management team meetings, (ii) participate in the Company’s strategic planning process, (iii) lead the Regional Vice Presidents and General Managers in developing and delivering sales, operational, and financial budgets, and (iv) all other duties and responsibilities commensurate with being a member of the Company’s senior management team. The Executive’s principal place of employment will be in the Company’s principal corporate office, and at the President’s discretion, the Executive may be required to relocate to the St. Louis Metropolitan area.  In the event of relocation, the Company will provide Executive with a defined, mutually agreed upon relocation reimbursement program.  During the Term (as defined below), Executive shall devote all of his working time and efforts to the business and affairs of the Company and its subsidiaries and shall not engage in activities that interfere in any way with such performance.

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2.Term of Employment.  Executive’s employment began on November 14, 2016 (the “Commencement Date”) and shall continue through November 13, 2021 (the “Original Term”). Beginning on November 14, 2021, the Original Term shall be automatically extended for one additional year as of each annual anniversary of the Commencement Date (each such one-year extension a “Renewal Term”) unless either the Company or Executive provides written notice to the other of non-renewal not later than ninety (90) days prior to any such anniversary date. The Original Term and any Renewal Term(s) are collectively referred to herein as the “Term.” Notwithstanding the foregoing, the Term shall be extended and this Agreement shall remain in effect during the Protected Period (as defined in Paragraph 4(e)(i) below).

3.Compensation and Benefits.

(a)

Base Compensation. Effective  January 1, 2018,  Executive’s base salary shall be $450,000, payable in accordance with the Company’s normal payroll practices.  Effective January 1, 2019, Executive’s base salary will be increased consistent with increases awarded generally for other senior management.  In this Agreement, “Base Salary” shall be as determined in accordance with this Paragraph 3(a).

(b)

Initial Signing Bonus.  In accordance with the 2016 Agreement, Executive received  58,480 time vested shares of restricted stock of Huttig Building Products, Inc. (“HBP”) under HBP’s 2005 Executive Incentive Compensation Plan, as amended (or any successor plan thereto) (the “Incentive Plan”), with a Fair Market Value (as defined in the Incentive Plan) of $300,000 on November 14, 2016 (the “Initial Signing Bonus”).  The shares of restricted stock granted as the Initial Signing Bonus will vest on the fifth anniversary of the Commencement Date.  If, prior to such fifth anniversary the Executive is terminated by the Company without Cause, on or after the occurrence of a Change of Control of the Company the Executive terminates his employment for Good Reason, or the Executive dies or the Executive is terminated due to Disability, then the Initial Signing Bonus will become fully vested on the Date of Termination.

(c)

Annual Cash Bonus.  Beginning on the Effective Date, for each fiscal year of the Company during the Term, Executive shall have the opportunity to earn an annual lump sum cash incentive award targeted at 87.5% of Executive’s then current base salary, subject to Compensation Committee adjustment and approval.  Such annual incentive award opportunity shall be determined under the annual incentive award design adopted each year by the Compensation

Committee under the Incentive Plan. Such annual incentive award is referred to herein as the “Annual Bonus.” For calendar year 2017, the Annual Bonus for the Executive will be a minimum of $350,000.

(d)

Long-Term Incentive Compensation Awards. On an annual basis, Executive will be eligible to receive one or more awards (the “LTI Awards”) granted under the Incentive Plan.  Such annual LTI Awards shall have an aggregate targeted value equal to not less than 75% of Executive’s then current Base Salary, may be cash-based or stock-based, may be time-vesting or performance-vesting, and shall be subject to Compensation Committee adjustment and approval.

(e)

Vacation and Other Benefit Plans and Arrangements. Executive shall be entitled to participate in such other vacation and benefit plans and arrangements as may be offered by the Company to similarly situated executive officers of the Company; provided that, nothing contained herein shall or shall be deemed to require the Company to develop or continue to maintain any particular plan or arrangement.

(f)

Automobile. During the Term, the Company shall pay Executive a minimum monthly car allowance of no less than $1,200.  Such automobile allowance will be adjusted from time to time in the same manner as such car allowances are adjusted for senior executives of the Company generally.

4.Termination.

(a)

Termination, In General. This Agreement may terminate prior to the end of the Term specified in Paragraph 2 above for any reason, including upon Executive’s death or Disability (as defined in Paragraph 4(e)(v)). The provisions of this Paragraph 4(a) shall apply prior to the Protected Period Effective Date (defined below), and payments and benefits provided under this Paragraph 4(a) shall be in lieu of any payment or benefit provided under Paragraph 4(b). In the event of a termination for any reason, the Company shall pay to Executive (or his estate, in the event of his death) upon the last date of employment, all amounts of accrued and owing compensation, including Base Salary through the Date of Termination, accrued but unpaid or unused vacation as may be required under applicable law (“accrued vacation”), and any other amounts of compensation or timely submitted reimbursements accrued and owing as of the Date of Termination (the “Accrued Obligations”).

(i)

Termination by the Company Without Cause. If the Company terminates Executive’s employment without Cause, or fails to renew Executive’s employment at the end of the Original Term or any Renewal Term for reasons that do not constitute Cause, in exchange for a release of all claims Executive may have against the Company, its affiliates, and its or their officers, directors, employees and agents (“Release”), Executive shall receive (i) an amount equal to one times his then current Base Salary (“Severance Payment”), (ii) an amount equal to 12 months of COBRA premiums for medical, dental and  vision coverage based on the terms of the Company’s group health plan and Executive’s coverage under such plan as of the Date of Termination (regardless of any COBRA election actually made by Executive or the actual COBRA coverage period under the Company’s group health plan) (the “Benefits Payment”), and (iii) a pro rata Annual Bonus for the year of termination, based on actual performance results for the year (the “Pro Rata Bonus”).

(ii)

The Severance Payment shall be paid to Executive in 12 equal monthly installments (“Severance Period”) beginning on the first regularly scheduled payroll date occurring on or after the 60th day following the Date of Termination (the “First Payment Date”), and any severance amount that would otherwise have been paid prior to the First Payment Date shall be paid on the First Payment Date, provided that Executive has signed a Release as required by Section 4(a)(i) and such Release has become irrevocable on or before the First Payment Date.  The Benefits Payment will be payable in a single cash payment on the First Payment Date.  The Pro Rata Bonus shall be payable in a single cash payment no later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs (and after performance results have been determined). Payments made pursuant to this Paragraph 4(a) shall be in lieu of, and non-duplicative of, payments under any other agreement between Executive and the Company. The right to payments contemplated in this Paragraph 4(a) shall cease if Executive breaches any material provision of any agreement between Executive and the Company, including without limitation Paragraph 5 or any other material term of this Agreement. This paragraph shall survive termination of this Agreement.

(iii)

Definition of Cause. For purposes of this Agreement, Cause shall constitute either (i) personal dishonesty or breach of fiduciary duty involving personal profit at the expense of the Company; (ii) repeated failure of Executive to perform his duties hereunder which are demonstrably willful and deliberate on his part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; (iii) the commission of a criminal act related to the performance of duties, or the furnishing of proprietary confidential information about the Company to a competitor, or potential competitor, or third party whose interests are adverse to those of the Company; (iv) intoxication by alcohol or drugs during work hours; (v) conviction of a felony; or (vi) any breach of any material Company policy or any material term of this Agreement or any other agreement by and between Executive and the Company or a subsidiary.

(b)

Termination During the Protected Period. The provisions of this Paragraph 4(b) shall apply on and after the Protected Period Effective Date (defined below) and shall remain in effect during the Protected Period, and payments and benefits provided under this Paragraph 4(b) shall be in lieu of any payment or benefit provided under Paragraph 4(a). If Executive’s employment terminates after the Protected Period Effective Date and during the Protected Period, the following shall apply:

(i)

Cause; Other Than for Good Reason. If Executive’s employment shall be terminated for Cause during the Protected Period, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive his Base Salary through the Date of Termination plus the amount of any compensation previously deferred by Executive (together with accrued interest thereon, if any). If Executive terminates employment other than for Good Reason, death or Disability during the Protected Period, this Agreement shall terminate without further obligations to Executive, other than those obligations accrued or earned and vested (if applicable) by Executive through the Date of Termination, including for this purpose, all Accrued Obligations. All such payments hereunder shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination.

(ii)

Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Protected Period, Executive or his beneficiary or estate (as the case may be) shall be paid (A) Executive’s full annual Base Salary through the Date of Termination at the rate in effect on the Date of Termination or, if higher, at the highest annual rate in effect at any time from the 90-day period preceding the Protected Period Effective Date through the Date of Termination (the “Highest Base Salary”), (B) the product of the Annual Bonus paid to Executive for the last full fiscal year and a fraction, the numerator of which is the number of days in the then current fiscal year through the Date of Termination, and the denominator of which is 365 and (C) any compensation previously deferred by Executive (together with accrued interest thereon, if any) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (such amounts specified in clauses (A), (B) and (C) are hereinafter referred to as “Protected Period Accrued Obligations”).

(1)	All such Protected Period Accrued Obligations shall be paid to Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.
(2)

Anything in this Agreement to the contrary notwithstanding, Executive or his estate or beneficiary, as applicable, shall be entitled to receive death or disability benefits at least equal to the most favorable benefits provided by the Company and any of its subsidiaries to surviving families of employees (in the case of death) of the Company and such subsidiaries, or, in the case of Disability, to disabled employees and/or their families, under such plans, programs, practices and policies relating to disability or family death benefits, if any, in accordance with the most favorable plans, programs, practices and policies of the Company and its subsidiaries in effect at any time during the 90-day period immediately preceding the Protected Period Effective Date or, if more favorable to Executive and/or Executive’s family, as in effect on the date of Executive’s death or Disability with respect to other key employees of the Company and its subsidiaries and their families.

(iii)

Without Cause or for Good Reason. If Executive terminates his employment for Good Reason or his employment is terminated by the Company without Cause during the Protected Period, Executive shall receive:

(1)	To the extent not theretofore paid, Executive’s Highest Base Salary through the Date of Termination; and
(2)

The product of (x) the greater of the Annual Bonus paid or payable (annualized for any fiscal year consisting of less than twelve full months or for which Executive has been employed for less than twelve full months) to Executive for the most recently completed fiscal year during the Term, if any, or the Average Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365;

(3)	The product of (x) two and (y) the sum of (i) the Highest Base Salary and (ii) the Average Annual Bonus; and
(4)

In the case of compensation previously deferred by Executive, all amounts previously deferred (together with accrued interest thereon, if any) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company; and

(5)

In addition, Executive shall be paid an amount equal to two years of COBRA premiums based on the terms of Company’s group health plan and Executive’s coverage under such plan as of the Date of Termination (regardless of any COBRA election actually made by Executive or the actual COBRA coverage period under Company’s group health plan).

(6)

All such payments under this Paragraph 4(b)(iii) shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination, provided that Executive has signed a Release and such Release has become irrevocable on or before the payment date.

(7)	For purposes of this Agreement, the “Average Annual Bonus” shall be the average of the Annual Bonus paid or payable to Executive by the Company and its affiliated companies in respect of the two fiscal years immediately preceding the fiscal year in which termination occurs.
(c)

Notwithstanding any other provision to the contrary, with respect to the timing of payments under Paragraph 4(a) or 4(b), if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive may become entitled under Paragraph 4(b) which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount of payments otherwise due to the Executive under the terms of Paragraph 4(a) or 4(b) for the preceding 6-month period, as applicable.

(d)

Inventory Liquidation.  In the event the Executive leaves the Company (for any reason, with or without Cause or for Good Reason) prior to a Change of Control and within 36 months after the Commencement Date, then the Company will have the option to require the Executive to extend his employment at his then current annual base salary for a period of up to three months or until such time prior to three months that the Executive liquidates and sells the inventory purchased in connection with the Huttig-Grip product line expansion at or above landed cost (the “Final Separation Date”),  and Company will defer payment of any severance or payout hereunder until the Final Separation Date.

(e)	Definitions.
(i)

Protected Period, Protected Period Effective Date. The “Protected Period” shall begin on the closing date of a transaction constituting a Change of Control (defined below) (the “Protected Period Effective Date”) and ending upon the first to occur of the date that is 36 months from the Protected Period Effective Date and the first day of the month next following Executive’s normal retirement date (“Normal Retirement Date”) under the Huttig Building Products, Inc. Savings & Investment Plan, or any successor retirement plan (the “Retirement Plan”); provided that, if Executive’s employment with the Company is terminated prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement, and specifically without limitation, the “Protected Period Effective Date” shall mean the date immediately prior to the date of Executive’s termination.

(ii)	Cause. Cause during the Protected Period shall have the same meaning as set forth in Paragraph 4(a)(iii) above.
(iii)	Good Reason. “Good Reason” means Executive’s good faith determination that any of the following has occurred:
(1)

Executive’s Base Salary is less than twelve times the highest monthly base salary paid or payable to him by the Company during the twelve-month period immediately preceding the month in which the Protected Period Effective Date occurs;

(2)	Executive is not eligible to receive, an Annual Bonus in cash on the same basis as in the fiscal year immediately preceding the fiscal year in which the Protected Period Effective Date occurs;
(3)

The Company fails to offer to Executive (and his eligible spouse and dependents, as applicable) incentive, savings and retirement plans, practices, policies and programs as may be applicable to other key employees of the Company and its subsidiaries and welfare benefit plans and policies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), which shall provide Executive (and his eligible spouse and dependents) with compensation, benefits and reward opportunities, and welfare benefits, as applicable, at least as favorable in the aggregate as the most favorable of such compensation, benefits and reward opportunities and welfare benefits as provided by the Company for Executive (and his spouse and dependents, as applicable) under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Protected Period Effective Date or, if more favorable to Executive, as provided at any time thereafter with respect to other key employees of the Company and its subsidiaries;

(4)	The Company does not provide (A) prompt reimbursement for reasonable expenses, (B) paid vacation, (C) fringe benefits, including an automobile allowance and payment of travel expenses, or (D) provide an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal in all cases to the most favorable of the foregoing provided under any policies or practices, or provided to Executive by the Company and its subsidiaries at any time during the 90-day period immediately preceding the Protected Period Effective Date or, if more favorable to Executive, as provided at any time thereafter with respect to other key employees of the Company and its subsidiaries;

(5)

The assignment of Executive of any duties inconsistent in any respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as they were constituted at any time during the 90-day period immediately preceding the Protected Period Effective Date, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities;

(6)

The Company requires Executive to perform his services at a location other than where he was employed immediately preceding the Protected Period Effective Date or any office or location more than thirty-five (35) miles from such location, except for travel reasonably required in the performance of Executive’s responsibilities;

(7)	Any purported termination by the Company of Executive’s employment otherwise than as expressly permitted by this Agreement; or
(8)	Any failure by the Company to comply with and satisfy Paragraph 10 of this Agreement.

Notwithstanding the foregoing, for purposes of items (1) — (5) above there shall be excluded from the definition of “Good Reason” any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive.

(iv)	Change of Control. “Change of Control” of the Company means, and shall be deemed to have occurred upon, the first to occur of any of the following events: (a) the first purchase of shares pursuant to a tender offer or exchange offer (other than a tender offer or exchange offer by the Company) for all or part of the shares of the common stock of the Company (“Shares”) or any securities convertible into such Shares, (b) the receipt by the Company of a Schedule 13D or other notice indicating that a person is the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Shares calculated as provided in paragraph (d) of said Rule 13d-3, (c) the date of consummation of any merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company (“Business Transaction”) in which the Company will not be the continuing or surviving corporation or pursuant to which Shares would be converted into cash, securities or other property, other than a Business Transaction in which the holders of the Shares immediately prior to the Business Transaction would own more than 50% of the common stock of the surviving corporation immediately after the Business Transaction, (d) the date of consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, (e) the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company, or (f) the date upon which the individuals who constitute the Board of Directors of the Company (the “Board”) as of the Restatement Effective Date as defined in the Incentive Plan (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company) shall, for purposes hereof, be considered as though such person were a member of the Incumbent Board.

For purposes of this Agreement, in all respects, the definition of “Change of Control” hereunder shall be interpreted, and limited to the extent necessary, to comply with

Code Section 409A, and the provisions of Treasury Notice 2005-1, Proposed Treasury Regulation Section 1.409A and any successor statute, regulation and guidance thereto.

(v)	Disability. “Disability” means
(1)

Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(2)

Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

(vi)

Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination (as defined in Paragraph 4(g) below) or any later date specified therein, as the case may be; provided, however, that (i) if Executive’s employment is terminated by the Company other than for Cause or Disability or death, the Date of Termination shall be the date on which the Company notifies Executive of such termination and (ii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the date the Disability is determined, as the case may be.

(f)

Certain Limitations on Payments by the Company. Notwithstanding any other provision of this Agreement to the contrary, if tax counsel selected by the Company and reasonably acceptable to Executive determines that any portion of any payment under this Agreement would constitute an “excess parachute payment” under Section 280G of the Code, then the payments to be made to Executive under this Agreement shall be reduced (but not below zero) such that the value of the aggregate payments that Executive is entitled to receive under this Agreement and any other agreement or plan or program of the Company shall be one dollar ($1) less than the maximum amount of payments which Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code.

(g)

Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Paragraph 8 of this Agreement. If Executive terminates this

Agreement for any reason or the Company terminates this Agreement without Cause, he or it shall provide to the other not less than thirty (30) days prior written notice. The Company shall not be required to provide any advance notice in the event of a termination for Cause, except as may be specifically provided herein as a result of a “cure” provision, nor shall the thirty (30) day notice requirement apply to either party for a termination as a result of non-renewal of employment at the end of the Original Term or any Renewal Term. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than sixty (60) days after the giving of such notice). The failure by Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

5.Executive Covenants.

(a)

Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates and/or subsidiaries, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its affiliates and/or subsidiaries and which shall not be or become public knowledge (other than by acts by Executive or his representatives in violation of this Agreement). After termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, use or communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this subparagraph (a) constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

(b)

Covenant Not to Compete. At all times during Executive’s employment by the Company or any of its affiliates and/or subsidiaries and for one year following termination of Executive’s employment, Executive shall not, unless acting with the prior written consent of the Company, directly or indirectly (i) own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be associated as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any profit or not-for-profit business or enterprise which at any time during such period designs, manufactures, assembles, sells, distributes or provides products (or related services) in competition with those designed, manufactured, assembled, sold, distributed, or provided, or under active development, by the Company or any affiliates or subsidiaries of the Company, including without limitation all future developments in and improvements on such products and services, in any part of the world; (ii) offer or provide employment to, interfere with or attempt to entice away from the Company, its subsidiaries and/or affiliates, either on a full-time or part-time or consulting basis, any person who then currently is, or who within one year prior thereto had been, employed by the Company, its subsidiaries and/or affiliates; (iii) directly or indirectly, solicit the business of, or do business with, any customer, supplier, or prospective customer or supplier of the Company, its subsidiaries and/or affiliates, with whom Executive had direct or indirect contact or about whom Executive may have acquired any knowledge while employed by the Company; or (iv) take any action which  is intended, or would reasonably be expected, to harm the Company, its subsidiaries and/or affiliates, or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company; provided, however, that this provision shall not be construed to prohibit the ownership by Executive of not more than 2% of any class of securities of any corporation which is engaged in any of the foregoing businesses that has a class of securities registered pursuant to the Securities Exchange Act of 1934. If Executive’s spouse engages in any of the restricted activities set forth in the preceding sentence, Executive shall be deemed to have indirectly engaged in such activities in violation of this covenant. This provision shall be extended at the option of the Company, for a period of time equal to all periods during which Executive is in violation of the foregoing covenant not to compete and to extend the covenant not to compete to run from the date any injunction may be issued against Executive, should that occur, to enable the Company to receive the full benefit of the covenant not to compete agreed to herein by Executive.

(c)	Rights and Remedies Upon Breach. It is recognized that the services to be rendered under this Agreement by Executive are special,

unique and of extraordinary character. If Executive breaches, or threatens to commit a breach of, any of the provisions of Paragraph 5(a) or 5(b) (the “Covenants”), then the Company and/or any of its affiliates or subsidiaries shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(d)

Specific Performance. The right and remedy to have the Covenants specifically enforced by any court having equity jurisdiction, including obtaining an injunction to prevent any continuing violation thereof, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will be difficult to ascertain and will not provide adequate remedy to the Company.

(e)

Severability of Covenants. If any of the Covenants, or any part thereof, are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the Covenants or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction.

(f)

Blue-Pencilling. If any of the Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the geographical scope covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration or geographical scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced; provided, however, that the determination of such court shall not affect the enforceability of the Covenants in any other jurisdiction.

(g)

Assignability. Executive specifically acknowledges and agrees that in the event the Company should undergo any change in ownership or change in structure or control, or should the Company transfer some or all of its assets to another entity, the Covenants contained herein and the right to enforce the Covenants may be assigned by the Company to any company, business, partnership, individual or entity, and that Executive will continue to remain bound by the Covenants.

(h)	Survival. This Paragraph 5 shall survive termination of this Agreement along with the other provisions of the Agreement which by their terms or nature should survive the termination of this Agreement.

6.Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its subsidiaries and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option, restricted stock, stock appreciation right, or other agreements with the Company or any of its affiliates or subsidiaries. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program provided, however, that in the event the terms of any such plan, policy, practice or program concerning the payment of benefits thereunder shall conflict with any provision of this Agreement, the terms of this Agreement shall take precedence but only if and to the extent the payment would not adversely affect the tax exempt status (if applicable) of any such plan, policy, practice or program and only if the employee agrees in writing that such payment shall be in lieu of any corresponding payment from such plan, policy, practice or program.

7.Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of Paragraph 4(b) of this Agreement or any guarantee of performance thereof, plus in each case interest at the applicable Federal rate provided for in Code Section 7872(f)(2).

8.Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, (ii) on the date of delivery if delivered by facsimile or email (with confirmation of transmission) if sent during the normal business hours of the recipient, and on the next business day of recipient if sent after normal business hours of recipient, (iii) on the first business day following the date of dispatch if delivered by Federal Express or other next-day courier service, or (iv) on the third business day following the date of receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) If to the Company:	Huttig Building Products, Inc. 555 Maryville University Drive, Suite 400 St. Louis, Missouri 63141 Attention: General Counsel Email: rkujawa@huttig.com

(b) If to Executive:	Robert Furio at the address on file with the Company Email: ___________________________

9.Waiver of Breach.  The waiver of either the Company or Executive of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Company or Executive.

10.Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of both the Company and Executive and their respective successors, assigns, heirs and legal representatives, but neither this Agreement nor any rights hereunder shall be assigned by either the Company or Executive without the consent in writing of the other party. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11.Governing Law and Venue.  This Agreement shall be governed by and constructed in accordance with the laws of the State of Missouri. However, in the event of any legal or equitable action arising under this Agreement, the venue of such action shall not lie exclusively within Missouri but may lie in any court having proper jurisdiction over such matter.

12.Enforcement Costs.  Except as specifically provided herein, if any party hereto institutes any action or proceeding to enforce this Agreement the prevailing party in such action or proceeding shall be entitled to recover from the nonprevailing party all legal costs and expenses incurred by the prevailing party in such action, including, but not limited to, reasonable attorney fees, paralegal fees, law clerk fees, and other legal costs and expenses, whether incurred at or before trial, and whether incurred at the trial level or in any appellate, bankruptcy, or other legal proceeding.

13.Amendment; Integration.  No change or modification of this Agreement shall be valid unless the same is in writing and signed by the person or party to be charged. The Company and Executive agree that they will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided, however, under no circumstances shall the Company be obligated to increase its financial obligations to Executive in connection with any such amendment.  Effective as of the Effective Date, this Agreement shall supersede any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof, except this Agreement shall not supersede terms of prior written agreements that survive the termination of such agreements, nor shall this Agreement supersede the Indemnification Agreement by and between Executive and the Company described in Section 16 below.

14.Severability.  If any portion of this Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

15.Tax Consequences.  Executive hereby acknowledges and agrees that the Company makes no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or other payments under this Agreement, including, without limitation, by operation of Code Section 409A, or any successor statute, regulation and guidance thereto.

16.Indemnification.  The Company and Executive  have previously executed an Indemnification Agreement dated November 14, 2016.

17.Headings.  The headings of this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, and Executive has hereunto set his hand, as of the day and year first above written.

HUTTIG BUILDING PRODUCTS, INC. By: /s/ Jon P. Vrabely Name: Jon P. Vrabely Title: President
EXECUTIVE: /s/ Robert Furio Robert Furio

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